EX-99.1

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

iRobot Names Christian Cerda Chief Operating Officer

BEDFORD, Mass., May 31, 2016 - iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced that as part of the company’s strategic realignment to focus on the consumer market, it has appointed Christian Cerda as chief operating officer (COO). Cerda previously served as executive vice president and general manager of iRobot’s Home Robots business unit. As COO, Christian will lead Global Commercial and Supply Chain Operations, overseeing manufacturing and supply chain in addition to marketing, sales and product management.

With more than 15 million home robots sold worldwide, iRobot is the leader in consumer robotics. Under Cerda’s leadership, iRobot’s consumer business revenue has grown 57%, from $357 million in 2012 to $560 million in 2015. The company has also achieved several strategic milestones with the introduction of new products and technologies. Within the past year, iRobot launched Roomba 980, its first cloud connected consumer product with mapping capabilities, and expanded its product category lineup with the introduction of the Braava jet™ Mopping Robot. The company has also expanded its consumer business globally in key markets including China.

“As iRobot focuses its attention on the consumer technology market, the time is right for Christian to expand upon his leadership role as COO,” said Colin Angle, iRobot’s chairman and chief executive officer. “Since joining iRobot three years ago, he has successfully led the home robots business and built an experienced consumer technology-minded management team. I am confident that with Christian’s own deep consumer background and proven track record of growing our business and brand globally, iRobot is well positioned to capitalize on the huge market opportunities in front of us.”

Prior to iRobot, Cerda was general manager and vice president of Sales and Marketing at Whirlpool Corporation, where he was responsible for sales, marketing, brand communications, product development and operations. Previously, he served in senior positions at The Boston Consulting Group and Procter & Gamble Co.

About iRobot Corp.
iRobot designs and builds robots that empower people to do more. The company’s home robots help people find smarter ways to clean and accomplish more in their daily lives. Its remote presence robots enable virtual presence from anywhere in the world. iRobot’s portfolio of solutions features proprietary technologies for the connected home and advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corporation’s expectations concerning management's plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.